Exhibit 99.1

July 10, 2023

Liberty Media Corporation Announces Second Quarter Earnings Release and Conference Call and Website Postings of Upcoming Media Appearances

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation (“Liberty Media”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will host a conference call to discuss results for the second quarter of 2023 on Friday, August 4th at 10:00 a.m. E.T. Before the open of market trading that day, Liberty Media will issue a press release reporting such results, which can be found at https://ir.libertymedia.com/news-events/press-releases. The press release and conference call may discuss Liberty Media’s financial performance and outlook, as well as other forward looking matters.

Please call InComm Conferencing at (877) 704-2829 or +1 (215) 268-9864, passcode 13736985, at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

In addition, the conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Media website at https://www.libertymedia.com/investors/news-events/ir-calendar to register for the webcast. Links to the press release and replays of the call will also be available on the Liberty Media website. The conference call will be archived on the website after appropriate filings have been made with the SEC.

Website Postings of Upcoming Media Appearances

Members of Liberty Media management periodically appear on various public media platforms (including public appearances and interviews on television, radio, podcasts and social media) where they discuss Liberty Media’s financial performance and outlook, as well as the operations and results of Liberty Media’s businesses. Investors and members of the public may access this list of upcoming media engagements and ways to access these engagements, including whether a transcript or re-play of the appearance or interview will be available after it has occurred, on the Liberty Media website at https://www.libertymedia.com/investors/news-events/ir-calendar. Liberty Media will continue to issue press releases providing notice of all other speaking engagements (including conferences, Liberty Media’s Investor Day and conference calls to discuss quarterly and annual results).

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation